Exhibit 10.10

SEVENTH AMENDMENT TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into as of March 1, 2021, by and among MAUI ACQUISITION CORP., a Delaware corporation ("Holdings"), SAFARILAND, LLC, a Delaware limited liability company ("Safariland"), SAFARILAND GLOBAL SOURCING, LLC, a Delaware limited liability company ("Global Sourcing"), HORSEPOWER, LLC, a Delaware limited liability company ("Horsepower"), MED-ENG, LLC, a Delaware limited liability company ("Med-Eng"), SENCAN HOLDINGS, LLC, a Delaware limited liability company ("Sencan Holdings"), ATLANTIC TACTICAL, INC., a Pennsylvania corporation ("ATI"), LAWMEN'S DISTRIBUTION, LLC, a Delaware limited liability company ("Lawmen's"), SAFARILAND DISTRIBUTION, LLC, a Delaware limited liability company ("Distribution"), UNITED UNIFORM DISTRIBUTION, LLC, a Delaware limited liability company ("UUD"), GH ARMOR SYSTEMS INC., a Delaware corporation ("GH Armor"), DEFENSE TECHNOLOGY, LLC, a Delaware limited liability company ("DefTech"; together with Holdings, Safariland, Global Sourcing, Horsepower, Med-Eng, Sencan Holdings, ATI, Lawmen's, Distribution, UUD and GH Armor, collectively, "U.S. Borrowers"), MED-ENG HOLDINGS ULC, a British Columbia unlimited liability company ("Canadian Borrower"; together with U.S. Borrowers, collectively, "Borrowers"), PACIFIC SAFETY PRODUCTS INC., a Canadian corporation ("PSP"; together with Borrowers, collectively, "Obligors"), as a Canadian Guarantor, the financial institutions party thereto from time to time as lenders (collectively, "Lenders"), and BANK OF AMERICA, N.A., a national banking association, as agent for Lenders ("Agent").

Recitals:

Agent, Lenders and Obligors are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of November 18, 2016 (as at any time amended, restated, supplemented or otherwise modified, the "Loan Agreement"), pursuant to which Agent and Lenders have made extensions of credit and other financial accommodations available to Borrowers.

The parties desire to amend the Loan Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.        Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.

2.       Amendments to Loan Agreement. Upon satisfaction of the conditions precedent set forth in Section 8 of this Amendment, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent, the Loan Agreement shall be amended as follows:

(a)       By adding the following new definitions of "Qualified LTIP Accrual Amounts" and "Rescindable Amount" to Section 1.1 of the Loan Agreement in proper alphabetical order:

Qualified LTIP Accrual Amounts: Any accrued compensation expense (to the extent such expense is deducted in the calculation of net income) under a Long Term Incentive Plan of any of the Obligors or Subsidiaries when (i) no Default or Event of Default is existing immediately before giving effect to such accrual or will result immediately after giving effect to such accrual, (ii) Borrowers provide Agent evidence that after giving effect to the consummation of such accrual, Borrowers and their Subsidiaries on a consolidated basis shall maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0, as measured on the Compliance Certificate (in respect of the quarter in which such accrual was made) provided on the next date Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, (iii) immediately after giving effect to such accrual, the Leverage Ratio (as defined in the Term Loan Agreement) of the Obligors, on a consolidated basis, is less than or equal to 5.00 to 1.00, as measured on the Compliance Certificate (in respect of the quarter in which such accrual was made) provided to Term Loan Agent on the next date Obligors have delivered the financial statements required under Section 10.1.2(a) or (b) of the Term Loan Agreement, as the case may be, for the twelve fiscal month period then ended, and (iv) each Obligor and each Guarantor shall be Solvent immediately before and immediately after giving effect to such accrual.

"Rescindable Amount" has the meaning as defined in Section 5.5.2(b).

(b)           By deleting clause (g) of the definition of "EBITDA" set forth in Section 1.1 of the Loan Agreement and substituting in lieu thereof the following:

 (g) (I) non-cash compensation to officers, directors and employees paid in the form of Equity Interests to the extent permitted by Section 10.2.17 and (II) cash compensation consisting of Qualified LTIP Accrual Amounts to officers, directors and employees up to a maximum in respect of each Fiscal Year of Obligors and their Subsidiaries equal to (x) the greater of (A) $2,000,000 or (B) 5% of EBITDA for the four Fiscal Quarter period most recently ended as of such date of determination less (y) the aggregate amount of Permitted Distributions made under clause (d) of the definition thereof during such period,

(c)           By deleting the definition of "New Foreign Holdcos" contained in Section 1.1 of the Loan Agreement and substituting in lieu thereof the following:

 New Foreign Holdcos: one or more Non-Obligor Subsidiaries that are organized under the laws of the Netherlands (or such other jurisdiction of formation reasonably acceptable to the Required Lenders) or, subject to Section 7.6(c), under the laws of Hong Kong and in each case formed after the Closing Date.

(d)           By deleting clause (d) of the definition of "Permitted Distributions" contained in Section 1.1 of the Loan Agreement and substituting in lieu thereof the following:

(d) following December 31, 2020, Distributions on account of redemptions of Equity Interests of Holdings held by employees, officers, or directors of Holdings (or any spouses, ex-spouses, estates or Affiliates of any of the foregoing); provided, that the aggregate amount of such redemptions made by Holdings in respect of each Fiscal Year prior to the Revolver Termination Date shall not exceed (x) the greater of (i) $2,000,000 or (ii) 5% of EBITDA for the four Fiscal Quarter period most recently ended as of such date of determination in respect of which financial statements have been (or were required to be) delivered pursuant to Section 10.1.2(a) or (b), as applicable less (y) the aggregate amount of cash compensation consisting of Qualified LTIP Accrual Amounts added to EBITDA pursuant to clause (g)(II) thereof in respect of such period; provided, further, that Distributions under this clause (d) shall be subject to the satisfaction of the following conditions: (i) no Default or Event of Default has occurred or would result from such Distribution, (ii) Average Availability for the 60 day period immediately preceding such Distribution calculated on a pro forma basis assuming such Distribution occurred on the first day of such period (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments and (B) $11,500,000, (iii) Availability, on the date of such Distribution, immediately after giving effect to the consummation of such Distribution (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to the greater of (A) 25% of the aggregate Commitments and (B) $11,500,000, (iv) Borrowers provide Agent evidence that after giving effect to the consummation of such Distribution, Borrowers and their Subsidiaries on a consolidated basis shall maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 on a pro forma basis, measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, (v) after giving effect to the consummation of such Distribution, the Leverage Ratio (as defined in the Term Loan Agreement) of the Obligors, on a consolidated basis, is less than or equal to 5.00 to 1.00; provided, that such financial covenant shall be measured as of the most recently ended fiscal month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve fiscal month period then ended, and (vi) each Obligor and each Guarantor shall be Solvent before and after giving effect to such Distribution.

(e)       By deleting Section 5.5 of the Loan Agreement and substituting in lieu thereof the following:

5.5          Marshaling; Payments Set Aside; Rescindable Payments.

5.5.1       Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, any Issuing Bank or any Lender, or Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.5.2       Payments by Borrower; Presumptions by Agent.

(a)          Unless Agent shall have received notice from Borrowers prior to the date on which any payment is due to Agent for the account of Lenders or any Issuing Bank hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or the applicable Issuing Bank, as the case may be, the amount due.

(b)          With respect to any payment that Agent makes for the account of Lenders or any Issuing Bank hereunder as to which Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrowers have not in fact made such payment; (2) Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed); or (3) Agent has for any reason otherwise erroneously made such payment; then each Lender or the applicable Issuing Bank, as the case may be, severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice of Agent to any Lender, any Issuing Bank or Borrowers with respect to any amount owing under this Section 5.5.2 shall be conclusive, absent manifest error.

(f)       By adding the following new clause (e) to Section 7.6 of the Loan Agreement:

(e)       To the extent that in any period for which a Compliance Certificate is delivered to Agent hereunder the consolidated EBITDA of all New Foreign Holdcos formed under the laws of Hong Kong and their Subsidiaries that do not guaranty any of the Obligations is greater than 20% of the consolidated EBITDA of Holdings and all of its Subsidiaries, at Agent’s election at any time after the delivery of such Compliance Certificate and notice thereof to the Borrower Agent, the Obligors shall (i) redomicile such New Foreign Holdcos in a jurisdiction reasonably satisfactory to Agent (other than Hong Kong) or otherwise enter into one or more Permitted Foreign Restructuring Transactions consented to by Agent, and (ii) execute and deliver to Agent a pledge, in form and substance reasonably satisfactory to Agent, of 100% of the outstanding Equity Interests of such New Foreign Holdcos, as applicable, and, in connection therewith, any other Subsidiary replacing such New Foreign Holdcos as a direct Subsidiary of a U.S. Obligor, 100% of the outstanding Equity Interests of such Subsidiary) to secure the U.S. Direct Obligations, in each case within 90 days of the notice of such election (or such later date as the Agent may consent to in writing in its discretion); provided, that, in connection with the foregoing, Obligors shall (1) deliver to Agent any certificates representing such Equity Interests, together with undated stock or other applicable transfer powers, executed in blank by a duly authorized officer of the applicable pledging Obligor, (2) if requested by Agent in its discretion, deliver to Agent legal opinions relating to the matters described in this provision, which opinions shall be in form and substance substantially similar to the legal opinions delivered pursuant to Section 6.1(f) and otherwise in form and substance, and from counsel, reasonably satisfactory to Agent, and (3) take such other action as Agent in good faith deems necessary or appropriate to perfect Agent’s security interest in such Equity Interests.

(g)          By deleting Section 11.1(p) of the Loan Agreement and substituting in lieu thereof the following:

(p)       From and after May 31, 2021, Horsepower shall hold or acquire Property which is located outside of the United States having a fair market or book value (whichever is more) in excess of $250,000 other than (i) Equity Interests which are required to be pledged as Collateral or collaterally assigned to Agent as security for the Obligations pursuant to this Agreement; and (ii) Property of the type described in clause (e) of the definition of Excluded Collateral.

(h)       By adding the following new Section 12.17 to the Loan Agreement:

12.17       Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Secured Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party comprised, in whole or in part, a Rescindable Amount.

3.       Ratification and Reaffirmation. Each Obligor hereby ratifies and reaffirms the Obligations, the Loan Agreement and each of the other Loan Documents and all of such Obligor's covenants, duties, indebtedness and liabilities under the Loan Agreement and the other Loan Documents.

4.       Acknowledgments and Stipulations. Each Obligor acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by such Obligor are legal, valid and binding obligations of such Obligor that are enforceable against such Obligor in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Obligor); and the security interests and Liens granted by such Obligor in favor of Agent are duly perfected security interests and Liens having the priority set forth in the Intercreditor Agreement.

5.       Representations and Warranties. Each Obligor represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists immediately prior to or immediately after giving effect to this Amendment; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate or limited liability company action on the part of Obligors and this Amendment has been duly executed and delivered by Obligors; and all of the representations and warranties made by Obligors in the Loan Agreement are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on such earlier date.

6.       Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

7.       Breach of Amendment. This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default in accordance with the terms and conditions set forth in Section 11.1 of the Loan Agreement.

8.       Conditions Precedent. The effectiveness of the amendments contained in Section 2 of this Amendment is subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent:

(a)          Agent shall have received a duly signed counterpart of this Amendment from Obligors and each Lender;

(b)        Agent shall have received a copy of a duly signed amendment to the Term Loan Agreement providing for amendments substantially identical to the amendments provided for herein; and

(c)         Agent shall have received such other documents, instruments and agreements as shall be requested by Agent in its reasonable discretion.

9.         Expenses of Agent. In consideration of Agent's willingness to enter into this Amendment as set forth herein, Obligors agree to pay to Agent, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

10.       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of law principles.

11.       Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.       No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

13.       Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto. This Amendment may be in the form of an Electronic Record and may be executed using electronic signatures (including facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.

14.       Further Assurances. Obligors agree to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

15.       Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

16.       Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

17.        Parallel Liability.

(a)          In this Section 17, (i) "Corresponding Liabilities" means all present and future liabilities and contractual and non-contractual obligations of an Obligor under or in connection with the Loan Agreement, as amended by this Amendment, and the other Loan Documents, but excluding its Parallel Liability, and (ii) "Parallel Liability" means an Obligor's undertaking pursuant to this Section 17.

(b)          Each Obligor irrevocably and unconditionally undertakes to pay to Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).

(c)           The parties hereto agree that:

(i)       an Obligor's Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;

(ii)       an Obligor's Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(iii)       an Obligor's Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of such Obligor to Secured Parties (even though such Obligor may owe more than one Corresponding Liability to Secured Parties under the Loan Documents) and an independent and separate claim of Secured Parties to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and

(iv)       for purposes of this Section 17, Agent acts in its own name and not as agent, representative or trustee of Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any security agreement securing a Parallel Liability on trust.

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signatures begin on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

OBLIGORS:

MAUI ACQUISITION CORP.

SAFARILAND, LLC

SAFARILAND GLOBAL SOURCING, LLC

HORSEPOWER, LLC

MED-ENG, LLC

SENCAN HOLDINGS, LLC

ATLANTIC TACTICAL, INC.

LAWMEN'S DISTRIBUTION, LLC

SAFARILAND DISTRIBUTION, LLC

UNITED UNIFORM DISTRIBUTION, LLC

GH ARMOR SYSTEMS INC.

DEFENSE TECHNOLOGY, LLC

MED-ENG HOLDINGS ULC

PACIFIC SAFETY PRODUCTS INC.

By:	/s/ CHAD APPLEBY
Chad Appleby, Vice President, Tax and Treasurer

[Signatures continued on following page.]

Seventh Amendment to Second Amended and Restated Loan and Security Agreement (Safariland)

AGENT:

BANK OF AMERICA, N.A.

By:	/s/ CHRISTOPHER O’ HALLORAN
Christopher O’Halloran, Senior Vice President

U.S. LENDER AND ISSUING BANK:

BANK OF AMERICA, N.A.

By:	/s/ CHRISTOPHER O’ HALLORAN
Christopher O’Halloran, Senior Vice President

[Signatures continued on following page.]

Seventh Amendment to Second Amended and Restated Loan and Security Agreement (Safariland)

CANADIAN LENDER AND ISSUING BANK:

BANK OF AMERICA, N.A. (acting through its Canada branch)

By:	/s/ SYLWIA DURKIEWICZ
Name:	Sylwia Durkiewicz
Title:	Vice President

Seventh Amendment to Second Amended and Restated Loan and Security Agreement (Safariland)